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                                 EXHIBIT 8(d)



          AMENDMENT NO. 3 TO AMENDED AND RESTATED CUSTODIAN AGREEMENT


     AMENDMENT made this 31st day of October, 1995 to the Amended and restated custodian Agreement (the "Agreement") dated September 24, 1992, as amended April 29, 1993, by and among NEW ENGLAND ZENITH FUND( the "Fund") , NEW ENGLAND MUTUAL LIFE INSURANCE CMPANY ("The New England") and STATE STREET BANK AND TRUST COMPANY(the "Custodian").

     WHEREAS, the Fund has established new series of shares, the Loomis Sayles balanced Series, Draycott International Equity Series, Salomon Brothers U.S. Government Series, Salomon Brothers Strategic Bond Opportunities Series, Venture Value Series, Alger Equity Growth Series, and CS First Boston Strategic Equity Opportunities Series (the `New Series") and desires that the Custodian act as custodian for the New Series on the same terms and conditions as are set forth in the Agreement with respect to the other series of the Fund;

     WHEREAS, the Custodian is willing to act as custodian for the New Series on such terms and conditions;

     WHERAS, The new England is willing to undertake the same obligations with respect to the New Series as currently apply under the Agreement with respect to the other series of the Fund;

     NOW THEREFORE, in consideration of the mutual agreements herein contained, the Fund, The New England and the Custodian hereby agree that, effective as of the date hereof, the term "series" as used in the Agreement shall refer to the new Series as well as to the Back Bay Advisors Money Market, Back Bay Advisors Bond Income, Capital Growth, Westpeak Stock Index, Westpeak Value Growth, Loomis Sayles Avanti Growth, and Loomis Sayles Small Cap Series of the Fund.

     A copy of the Agreement and Declaration of trust establishing New England Zenith Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed with respect to the Fund on behalf of the Fund by officers of the fund as officers and not individually and that the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually but binding only upon the assets and property belonging to the
Fund.
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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on the date first above written.

     NEW ENGLAND ZENITH FUND

     By:                                    /s/ FRANK NESVET
                                            ----------------
                                            Frank Nesvet
                                            Treasurer


     NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY

      By:                                     /s/ H. JAMES WILSON
                                             -------------------
                                             H. James Wilson
                                             Executive Vice President
                                             and General Counsel


     STATE STREET BANK AND TRUST COMPANY

     By:                                    /s/ ROLAND F. CARON
                                            -------------------
                                            Roland F. Caron
                                            Vice President